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                                                                      EXHIBIT 11

                                 BACOU USA, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 -----------------------------------------------
                                   (Unaudited)


                                                        Three Months Ended                       Nine Months Ended
                                                           September 30,                            September 30,
                                                   -----------------------------            -----------------------------

                                                       1997              1996                   1997              1996
                                                   -----------       -----------            -----------       -----------
Primary:
  Weighted average shares outstanding               17,318,069        17,310,897             17,314,183        16,103,963

  Net effect of dilutive stock options
   based on the treasury stock method
   using the average market price                       34,605            43,386                 14,626            30,874
                                                   -----------       -----------            -----------       -----------
   Total                                            17,352,674        17,354,265             17,328,809        16,134,837
                                                   ===========       ===========            ===========       ===========

  Net income                                       $ 2,453,456       $ 5,655,533            $10,830,471       $15,410,342
                                                   ===========       ===========            ===========       ===========

  Per share amount                                 $      0.14       $      0.33            $      0.62       $      0.96
                                                   ===========       ===========            ===========       ===========

Fully Diluted:

  Weighted average shares outstanding                17,320,143        17,312,200             17,317,514        16,105,106

  Net effect of dilutive stock options
   based on the treasury stock method
   using the greater of average or period
   end market price                                     81,559            43,535                 72,678            30,848
                                                   -----------       -----------            -----------       -----------
   Total                                            17,401,702        17,355,735             17,390,192       16,135,954
                                                   ===========       ===========            ===========       ===========

  Net income                                       $ 2,453,456       $ 5,655,533            $10,830,471       $15,410,342
                                                   ===========       ===========            ===========       ===========

  Per share amount                                 $      0.14       $      0.33            $      0.62       $      0.96
                                                   ===========       ===========            ===========       ===========